Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of December 9, 2024, or earlier as agreed to by and between the Parties, by and between AMERICAN VANGUARD CORPORATION, a Delaware corporation (referred to herein as “American Vanguard” or the “Company”) and Douglas A. Kaye, III (referred to herein as “Executive”). American Vanguard and Executive are referred to collectively as “Parties.” American Vanguard hereby agrees to employ Executive and Executive hereby accepts employment upon the terms and conditions set forth herein.

1. Statement of Work.

(a) Executive is engaged as Chief Executive Officer of American Vanguard and its wholly-owned subsidiary AMVAC Chemical Corporation (“CEO”) and agrees to perform such duties, services, and responsibilities as are consistent with such position. Executive’s duties, services, and responsibilities will be determined by American Vanguard’s Board of Directors (the “Board of Directors”) and will be performed under the overall supervision of, and consistent with, the policies of the Board of Directors.

(b) Executive shall devote substantially all of his business time and effort to the performance of his duties as CEO and will not engage in any employment or business activity other than for the Company; provided, that Executive shall be entitled to engage in industry or trade associations, pursue not-for-profit community and charitable endeavors, and manage his personal investments and, with the prior written consent of the Board of Directors (which shall not be unreasonably withheld, conditioned or delayed), serve on boards of directors or other governing or advisory bodies of other for-profit enterprises that are not competitive with American Vanguard, in each case, so long as such activities do not breach the terms of this Agreement or unreasonably interfere with Executive’s performance of his duties as CEO. American Vanguard shall be entitled to all of the benefits, profits, or other results arising from or incident to all work, services and advice of Executive pursuant to the terms of this Agreement.

(c) Executive agrees to fully comply with reasonable rules, policies, and procedures as may be promulgated by American Vanguard in its sole and absolute discretion.

(d) Executive agrees to fully comply with the provisions of Company policies that are reasonably applicable to his position as CEO, including but not limited to the Company’s policies against discrimination, harassment, and retaliation.

2. Period of Employment.

(a) Term. The term of this Agreement (the “Term”) shall commence on December 9, 2024, or earlier as determined by both parties in writing (the “Effective Date”), and shall continue until terminated pursuant to Section 6.

(b) Location. Executive’s primary work location shall be American Vanguard’s headquarters, currently in Newport Beach, California, subject to business travel as may be required in accordance with the reasonable business needs of American Vanguard. Company understands that Executive may decide to commute from his home in Iowa, and from time to time, will be

Employment Agreement Execution Copy

working from his home office in the state of Iowa during the first two (2) years of his service as CEO. Executive agrees that this decision to commute for his first two (2) years of service is entirely his, is voluntary, and that the expense of travel to and from American Vanguard’s headquarters and his home in Iowa, and room and board while at those headquarters, shall not be borne by the Company but is the sole responsibility of Executive, except as stated in Section 5(d) and (e) of this Agreement.

(c) Policies. American Vanguard shall advise Executive of its general corporate policies and procedures as to travel, entertainment and other expenses, and accounting and internal controls, and Executive shall comply with such policies and procedures. If there are any inconsistencies between the terms of this Agreement and American Vanguard’s stated policies and procedures the terms of this Agreement will prevail.

3. Cash Compensation. Executive’s annual base salary shall be $650,000 subject to review by the Board of Directors from time to time but, in any event, no less frequently than annually (as so adjusted, the “Base Salary”). Executive’s annual Base Salary shall be payable in accordance with American Vanguard’s then existing standard payroll schedule, policies and procedures.

4. Incentive Compensation.

(a) Cash Incentive Compensation. Executive will be eligible to receive at the end of each year of employment a performance-based bonus (the “Annual Bonus”) with a target of 100% of Base Salary, with a maximum potential payout of 180%. This Annual Bonus will be calculated and paid at the sole discretion of the Compensation Committee to be based in part upon achievement of annual financial objectives of the Company, in part upon the accomplishment of Executive’s own job-specific goals, and in part on other factors that the committee deems to be relevant. The annual performance-based bonus plan year is each calendar year, and bonus payments, if any, are generally made in the first quarter of the year following the bonus period (e.g., 2025 bonuses, if any, would be paid in Q1 2026). Unless stated otherwise in this Agreement, to be eligible for an incentive payment, Executive must be an active employee in good standing at the time of payout. The bonus is also subject to pro-rating for service that is less than a full calendar year. The Company also reserves the right to change or modify the bonus plan at any time.

(b) Retention Bonus/Life Insurance. Executive, regardless of employment status with Company, will receive payment of three hundred thousand dollars ($300,000) to be paid as follows: a) $200,000 at the end of the first quarter of 2025, and $100,000 at the end of the fourth quarter of 2025. In addition, the Company will purchase, and pay all premiums associated therewith , a term life insurance policy having a five year term and limits of one million five hundred thousand dollars ($1,500,000) naming Executive as insured and having as beneficiary or beneficiaries those persons in Executive’s family to be identified by Executive.

(c) Equity Compensation. In addition, shortly after Effective Date, you will receive the following equity awards:

(i) Performance share units having a face value, as of the Effective Date, in aggregate, of three hundred thirty seven thousand five hundred dollars ($337,500) which will vest in equal tranches on the first, third, and fifth anniversary of the Effective Date based upon the total shareholder return of the Russell 2000 as follows: a) 50% of target (i.e., one-third of the total award) if the TSR is ≥ the 25th percentile but < the 50th percentile, b) 100% of target if the TSR is ≥ the 50th percentile but < the 75th percentile and c) 200% of target if the TSR is ≥ the 75th percentile.

(ii) Performance share units having a face value, as of the Effective Date, in aggregate, of six hundred and seventy five thousand dollars ($675,000) which will vest in a two-step process as follows: step one - one-sixth of the total number of shares awarded will vest one each of the dates (if any) during the five year period commencing with the Effective Date upon which the fair market value of the Company’s common stock equals or exceeds x) two-times, y) three times and z) four times the FMV on date of award, in each case, for at least 20 consecutive trading days; step two - twelve (12) months after the occurrence of either clause x), y) or z) above, provided the employee remains a full-time employee of the Company, another one-sixth of the total award shall vest.

(iii) Time-based restricted shares having a face value, as of the Effective Date, equal to three hundred thirty seven thousand five hundred dollars ($337,500) vesting in equal tranches on each of the first, second, third, fourth and fifth anniversary of the Effective Date.

(iv) Time-based restricted shares having a face value, as of the Effective Date, equal to three hundred thousand dollars ($300,000) vesting in equal tranches on each of the first, second, third, fourth and fifth anniversary of the Effective Date.

All of the foregoing equity awards will be subject to the terms and conditions of the Company’s standard agreements for performance shares and time-based restricted shares. Finally, Executive will be eligible to receive equity awards which are given to employees on an annual basis and typically take the form of time-vested restricted shares (that vest annually) and performance shares (that vest over a three-year performance period). All equity awards are subject to approval by the Compensation Committee of Company working in conjunction with management. On an annual basis, the Board of Directors will decide upon an award of equity to Executive consistent with American Vanguard’s practices for its senior executives. The form, amount, and terms of the award shall be at the Board’s sole discretion.

5. Fringe Benefits. In addition to reimbursable expenses allowable under Section 2(c) above and reimbursable business expenses per California law, during the Term, American Vanguard will offer certain employment-related benefits to Executive as follows:

(a) In addition to the payment of salary as described above, during the Term, Executive shall be entitled to all rights and benefits for which Executive may be eligible under any bonus, participation or additional compensation plans, pension or profit-sharing plans, group life, medical, health, dental and/or disability insurance or other benefits American Vanguard may, in its sole discretion, provide for Executive or its employees generally, in each case subject to the terms of the applicable plan or policy.

(b) During the Term of this Agreement, Executive shall accrue paid vacation at the rate of four business weeks (20 days) of paid vacation time each year. In the event that Executive is unable to take the total amount of vacation time accrued during any year, the unused vacation shall carry over from year to year, up to a maximum of eight business weeks (40 days) of paid vacation time accrued at any one time. Once the maximum is accrued, Executive will no longer accrue any additional vacation time until some vacation time is taken.

(c) Executive will be provided a car allowance of $2,500 per month subject to ordinary payroll deductions for purposes of fulfilling his duties and responsibilities under this Agreement, which may be spent at Executive’s discretion.

(d) In addition, for each of the first 2 years from Effective Date, the Company agrees to pay Executive twelve thousand five hundred dollars ($12,500) per month for his discretionary use in light of travel expenses (including for Executive and his immediate family) between Executive’s current home in Iowa and the Corporate headquarters in Newport Beach, California office as well as lodging expenses California, it being understood that the Company will advance the first two months’ worth of such payments to Executive at the beginning of the first month of service hereunder.

(e) Executive shall be entitled to be reimbursed for reasonable and customary business expenses, including first or business class airfare for all business travel, during the Term and such other expenses that have been either approved or deemed acceptable by the Board, subject to American Vanguard’s policies and procedures. Except as stated in Section 5(d), the Parties agree that expenses for commuting and room and board while Executive is housed or is residing more than 75 miles from Company headquarters is not considered a reasonable business expense and shall be borne entirely by the Executive.

6. Termination.

(a) By mutual consent of the Parties, this Agreement may be terminated at any time.

(b) Termination Without Cause within the First Year. Within the first twelve (12) months of the Effective Date, either Executive or American Vanguard may terminate Executive’s employment at any time and for any reason or for no reason, with or without Cause. If, during such period, American Vanguard terminates Executive without Cause, or Executive terminates his employment for Good Reason (in either case not due to his Death or Disability) then he shall be entitled to the sum of (x) ((i) his Base Salary earned through the date of termination; (ii) a pro-rated portion of his Annual Bonus (through date of termination) as determined by the Board, (iii) the equity award described in paragraph 4(c)(iv) above shall be deemed to be accelerated and vested as of the date of termination, (iv) payment for any accrued but unused paid vacation time, if any; (v) such other employee benefits to which Executive may be entitled under American Vanguard’s benefit plans including, but not limited to the one year car allowance and travel allowance, if any (the “Accrued Compensation”) and (vi) all vested benefits) plus (y) ((i) his Base Annual Salary and (ii) his Annual Bonus that would otherwise be payable over the course of a twelve month period as determined by the Board).

(c) Termination for Cause. If at any time during the term hereof Executive is terminated with Cause, then he will be entitled to receive (i) his Base Salary earned through the date of termination; (ii) payment for any accrued but unused paid vacation time, if any; (iii) such other employee benefits to which Executive may be entitled under American Vanguard’s benefit plans, if any and (iv) all vested benefits.

(d) Termination Due to Death or Disability. This Agreement immediately terminates upon Executive’s Death without the need for notice. American Vanguard may terminate Executive’s employment on thirty (30) days’ prior written notice if, due to Disability (as defined in Section 7(e), Executive is unable substantially to perform his duties hereunder. If Executive’s employment is terminated due to death or Disability, then in addition to the Accrued Compensation, Executive or his personal representatives shall be entitled to receive a lump sum amount equal to the Base Salary that would otherwise have been payable for the twelve (12) month period following termination, which amount shall be paid no later than six months after the date on which Executive’s employment terminates due to death or Disability. Further, in the event of termination of Executive’s employment due to death or Disability, Executive’s unvested equity incentive awards shall be deemed to be accelerated and vested as of the date of termination in an amount pro-rated to reflect the correspondence between the vesting schedule of such shares and the date of termination (it being understood that, in the case of performance-based shares, the number of shares to be pro-rated shall be the target amount of each applicable grant). Nothing in this section shall affect or offset the Executive’s right to receive payment pursuant to a disability insurance policy or state/federal disability payments or to life insurance benefits.

(e) Termination Without Cause After First Year. If American Vanguard terminates Executive’s employment without Cause after the first anniversary of the Effective Date, or Executive terminates his employment for Good Reason (as defined in Section 7(f), and in either case not as a result of Executive’s death or Disability pursuant to Section 6(d)), then in addition to the Accrued Compensation, and subject to Section 6(h) below, American Vanguard shall provide the following, as applicable:

(i) American Vanguard shall pay Executive a portion of Executive’s annual bonus for the year in which the termination occurs, pro-rated in accordance with the number of days Executive was employed during the year, based on American Vanguard’s actual performance during such year (as determined by the Board of Directors in good faith, consistent with bonus determinations made with respect to other senior executives for such year), which shall be paid in a single lump sum at the same time annual bonuses with respect to such year otherwise are paid to active employees of American Vanguard.

(ii) American Vanguard shall pay Executive an amount equal to the sum of (i) Executive’s then current Base Salary plus (ii) the value of Executive’s average Annual Bonus (whether received in the form of cash or incentive equity) as measured over the past three (3) years preceding the date of Termination multiplied by two (2), which amount shall be payable in in a lump sum within 30 days after a release is executed and not revoked by Executive, in accordance with American Vanguard’s then existing standard payroll schedule, policies and procedures.

(iii) If the Executive is eligible for and takes all steps necessary to continue group health insurance coverage with American Vanguard following termination, American Vanguard shall pay the COBRA premium costs for such coverage at the same level of coverage that was in effect as of the termination date for a period of, the lesser of twelve (12 consecutive months from the date of termination or until the date COBRA coverage is no longer available to Executive under applicable law or plan or, in the case Termination due to Disability, the lesser of twenty-four (24) consecutive months from the date of termination or until the date COBRA coverage is no longer available to Executive under applicable law or plan.

(iv) American Vanguard shall reimburse Executive for executive level outplacement assistance benefits during the twelve (12) month period following termination in an amount not to exceed ten thousand dollars ($10,000).

(f) In the event of termination of Executive’s employment by American Vanguard without Cause or by Executive for Good Reason other than during a Change of Control Period (as defined in Section 7), Executive’s unvested incentive equity awards shall be deemed to be accelerated and vested as of the date of termination (i) with respect to any incentive equity awards received in lieu of cash incentive compensation, in their entirety, and (ii) with respect to any other incentive equity awards, in an amount pro-rated to reflect the correspondence between the vesting schedule of such shares and the date of termination (it being understood that, in the case of performance-based shares, the number of shares to be pro-rated shall be the target amount of each applicable grant).

(g) In the event of termination of Executive’s employment by American Vanguard without Cause or by Executive for Good Reason during a Change of Control Period, Executive’s incentive equity awards shall be deemed to be accelerated and vested in their entirety as of the date of termination (it being understood that, in the case of performance-based shares, such shares will be vested at the target amount of each applicable grant).

(h) Notwithstanding anything to the contrary, any obligation of American Vanguard to provide Executive the payments and benefits set forth in this Section 6 (other than the earned Base Salary, accrued but unused vacation pay, and earned Accrued Compensation) is conditioned on Executive (or his estate or legal representative, as applicable) providing a timely and effective general release of claims in a form reasonably acceptable to American Vanguard similar to the release which is Exhibit B (which shall include customary carveouts for vested and accrued compensation, benefits and entitlements, and indemnification and directors and officers liability insurance coverage claims), which must become effective and irrevocable in accordance with its terms, if at all, no later than sixty (60) days following Executive’s date of termination. American Vanguard shall commence providing Executive with the applicable severance benefits promptly upon such release becoming so effective and irrevocable, with the first payment to include all amounts that would have been due prior thereto if not for the application of this Section 6; provided, however, that if the sixty (60) day period spans two calendar years, no such payments shall be provided prior to the second calendar year.

7. Definitions. For purposes of this Agreement, capitalized terms below shall have the following definitions:

(a) “Affiliate” means, with respect to any person, any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than such person) that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with that person.

(b) “Change of Control” has the meaning given to in the American Vanguard Corporation 2022 Stock Incentive Plan.

(c) “Change of Control Period” means the period commencing three (3) months prior to and terminating twenty four (24) month following a Change of Control.

(d) “Cause” means a determination by American Vanguard, acting in good faith based upon its knowledge and judgment at such time, that any of the following has occurred: (i) an act of fraud, embezzlement, or theft by Executive in connection with Executive’s duties or in the course of Executive’s employment; (ii) unreasonable neglect or refusal by Executive to perform his duties (other than any such failure resulting from Executive’s incapacity due to Disability); (iii) the engaging by Executive in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to American Vanguard; (iv) Executive’s engaging in conduct that is considered by the Board of Directors to be harassment, discrimination, or retaliation, in violation of Company policies or applicable law; or (iv) Executive’s conviction or plea of guilty or nolo contendere to a felony.

(e) “Disability” has the meaning set forth in American Vanguard’s group long-term disability plan applicable to Executive for purposes of eligibility for long-term disability benefits; provided, if no such plan or definition exists, then “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred twenty (120) consecutive days, in each case provided that such Disability also qualifies as a “disability” as defined in Treasury Regulation Section 1.409A-3(i)(4)(i). Any question as to the existence of the Executive’s Disability as to which the Executive and American Vanguard cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and American Vanguard, the expense of which will be paid by American Vanguard. The selected physician’s determination shall be final and conclusive for all purposes of this Agreement.

(f) “Good Reason” means the occurrence of any of the following events unless, (i) such event occurs with the Executive’s express prior written consent, (ii) the event is an isolated, insubstantial, or inadvertent action or failure to act which was not in bad faith and which is remedied by American Vanguard promptly after receipt of notice thereof given by the Executive, (iii) the event occurs in connection with the termination of the Executive’s employment for Cause, Disability or death, or (iv) the event occurs in connection with the Executive’s voluntary termination of employment other than due to the occurrence of one of the following events:

i. the assignment to the Executive of any duties which are inconsistent with, or are a diminution of, the Executive’s positions, duty, title, office, responsibility, or status with American Vanguard, including without limitation, any diminution of the Executive’s position or responsibility in the decision, or management processes of American Vanguard, or any removal of the Executive from, or any failure to reelect the Executive to, any of such positions;

ii. a reduction in the Executive’s rate of Base Salary (as the same may be increased from time to time during the term of this Agreement), other than a reduction which is a reduction generally applicable to all senior officers or executives of American Vanguard and its Affiliates, including, without limitation, American Vanguard Affiliates and successors after a Change of Control, and other than a reduction at Executive’s election;

iii. any failure either to continue in effect any material benefit or incentive plan or arrangement (including, without limitation, a plan meeting the applicable provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”), group life insurance plan, medical, dental, accident and disability plans) in which the Executive is participating or eligible to participate or to substitute and continue other plans providing the Executive with substantially similar benefits (all of the foregoing is hereinafter referred to as “Benefit Plans”), or the taking of any action which would substantially and adversely affect the Executive’s participation in or materially reduce the Executive’s benefits or compensation under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive other than a change in benefit that is generally applicable to all senior officers or executives of American Vanguard and its Affiliates, including, without limitation, American Vanguard’s Affiliates and successors after a Change of Control; or

iv. any material breach by American Vanguard or any of its Affiliates (including, without limitation, American Vanguard’s Affiliates and successors after a Change of Control) of the terms of this Agreement, Executive’s incentive equity and/or equity-based awards or any other written agreement with Executive the breach of which reasonably could be expected to result in loss or damages to Executive in excess of $75,000.

“Good Reason” shall exist only if Executive provides notice to American Vanguard of the existence of the condition giving rise to Good Reason within ninety (90) days of the initial existence of the condition, and provides American Vanguard with at least thirty (30) days to remedy the condition. If the Executive does not comply with the preceding sentence, the Executive shall be deemed to have waived the Executive’s right to a termination based upon such event or the continuing effect or occurrence of such event. Further, if the Executive is offered employment by a successor to American Vanguard or its business or assets after a Change of Control (or American Vanguard’s Affiliates and successors after a Change of Control) on terms and conditions that are reasonably comparable to the Executive’s terms and conditions of employment with American Vanguard (including this Agreement), voluntary resignation by Executive solely on account of the terms of such offer shall not constitute Good Reason hereunder.

8. Withholdings. American Vanguard shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes, and any other amounts required to be deducted or withheld by American Vanguard under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to Executive.

9. Disclosures and Assignment of Rights. Executive will be required to sign and comply with the Employee Confidentiality and Invention Agreement, which requires, among other things, assignment of patent rights to any invention made during Executive’s employment with the Company, and nondisclosure of proprietary information.

10. Notification Pursuant To Labor Code § 2872. Executive understands, and hereby acknowledges having received notice, that this Agreement does not apply to an invention which qualifies fully under the provisions of Labor Code § 2780.

11. Cooperation Following Term. The parties hereto acknowledge and agree that certain matters in which Executive may have been involved during Employee’s employment with the Company may in the future necessitate Executive’s cooperation. Accordingly, following the Term, to the extent reasonably requested by Company, Executive shall cooperate with the Company regarding matters in relation to any claims, disputes, negotiations, investigations, lawsuits, or administrative proceedings involving the Company, without the necessity of subpoena or similar action. Such cooperation may include the following activities: provide information, documents, declarations or statements to the Company; meet with and provide information to attorneys or other representatives of the Company; prepare for and provide depositions or testimony; and/or otherwise cooperate in any such claims, disputes, negotiations, investigations, lawsuits, administrative or other proceedings involving Executive and/or the Company. The Company shall reimburse Executive for reasonable expenses incurred in connection with the cooperation contemplated under this Paragraph but Executive will not be reimbursed or compensated for Employee’s time involved.

12. Conflicts of Interest. Executive recognizes that Executive owes a primary and fiduciary duty to American Vanguard and that, during the Term, Executive shall not have any interest, financial or otherwise, direct or indirect, or engage in any business or transaction of any nature, which is in conflict with the proper and faithful discharge of Executive’s duties as an employee of American Vanguard. Without limiting the generality of the foregoing, Executive agrees that Executive will not, while employed by American Vanguard, directly or indirectly:

(a) Be employed by or receive any compensation from, a customer, supplier or competitor of American Vanguard except any amount paid by the Executive’s immediately preceding employer relating to Executive’s work performance on or before the Effective date; or

(b) Have any ownership or financial interest of any nature in a customer, supplier or competitor of American Vanguard, except where such ownership is stock in a corporation and consists of less than one percent (1%) of the outstanding capital stock of such customer, supplier or competitor and where such stock is publicly held and listed on a recognized stock exchange or actively traded in the over-the-counter market except with Board of Director approval; or

(c) Have or participate in any dealings on behalf of American Vanguard with a customer or supplier that employs, or more than five percent (5%) of whose ownership interest is beneficially held by, Executive’s spouse or any brother, sister, parent, child or grandchild of Executive or Executive’s spouse, or any person living in Executive’s household or the spouse of any of the foregoing persons except with Board of Director approval; or

(d) Engage or participate in any activity, business enterprise, business opportunity, employment, occupation, consulting, or other business activity which American Vanguard shall determine in good faith to be, or reasonably planned to be, in competition with American Vanguard or to interfere with Executive’s duties as an employee of American Vanguard; or

(e) Solicit, accept, or receive any gift having a value of One Thousand Dollars ($1,000.00) or more, whether in the form of money, service, loan, hospitality (except for ordinary business meals), thing or promise, or in any other form, under circumstances in which it could reasonably be inferred that the gift was intended to influence Executive, in the performance of Executive’s duties on behalf of American Vanguard, or was intended as a reward for any action on Executive’s part on behalf of American Vanguard, unless such fact or activity is fully disclosed in writing to and discussed by the Board of Directors and the Board of Directors approves (and/or ratifies), in writing, of such fact or activity.

13. Information of Others and Former Employers. Executive certifies and acknowledges that Executive will not disclose or utilize in Executive’s work with American Vanguard any secret or confidential information of others (including any prior employers), or any inventions or innovations of Executive’s own which are not included within the scope of this Agreement. To ensure that the rights of Executive’s former employers are not violated, Executive agrees that he will not bring to or use at the Company any of Executive’s former employers’ trade secrets or proprietary information or property (including, databases and customer lists). In addition, Executive agrees that in accepting a position or working at the Company, Executive is not violating a noncompetition agreement or any employment related agreement with a prior employer.

14. Confidential Information. American Vanguard may, from time to time, provide Executive confidential information or trade secrets regarding its business methods, plan, products, pricing, customer lists, and other confidential customer information including, but not limited to, contact names, purchasing authority(ies), product, know-how and/or customer service requirements, buying patterns, and other proprietary information. Executive agrees not to disclose or use any such confidential information concerning American Vanguard or its customer(s) or client(s), however obtained, except in furtherance of American Vanguard’s business, and at its discretion.

Executive agrees that, in addition to those matters specified above, Executive shall not, directly or indirectly, disclose, use, communicate, appropriate or exploit any information, whether of a business or personal nature, of and pertaining to American Vanguard. All information referred to herein is proprietary to American Vanguard and Executive agrees not to disseminate any of the information. Executive shall not speak with or write to the press for the purpose of divulging or disclosing confidential information learned in the context of his employment, including, without limitation, information by, about or concerning American Vanguard, its respective advisors, representatives, independent contractors, employees, vendors, attorneys, friends, agents and licensees. Notwithstanding any of the foregoing, it is understood that Executive may disclose, communicate or otherwise use such confidential information in connection with the proper performance of Executive’s duties hereunder.

Executive recognizes and acknowledges that a breach of this Agreement including its covenants, could not reasonably be compensated in damages in an action at law and that American Vanguard shall be entitled to injunctive relief obtainable in a court of competent jurisdiction, which may include but shall not be limited to restraining Executive from rendering any service which would breach this result in the dissemination, disclosure, or divulgence of any confidential information. Nothing herein shall be construed to give rise to or the effect of Executive entering into covenant not to compete or any other non-competition agreement. However, no remedy conferred by any of the specific provisions of this Agreement (including this Paragraph) is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by American Vanguard shall not constitute a waiver of the right to pursue other available remedies. These obligations shall survive the termination of Executive’s employment.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be construed to prohibit, limit or otherwise restrict Executive from providing, without prior notice to any party, information to any governmental authority regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by or before any governmental authority or from discussing any conditions within the workplace Executive believes in good faith to be unlawful, including discrimination and harassment. Further, it is understood and agreed that Executive may disclose this Agreement and other plans, programs, agreements and records pertaining to Executive’s compensation in confidence to Executive’s attorneys, accountants and other professional advisors.

15. Tax Matters.

(a) If any payment under this Agreement, either alone or together with any other payment, benefit or transfer of property which the Executive receives or has a right to receive from American Vanguard or its Affiliates (the “Total Payments”), would constitute a nondeductible “excess parachute payment” (as defined in Code Section 280G) shall, the Total Payments shall be reduced to the largest amount as will result in no portion of the Total Payments being such a nondeductible payment under the Code (which reduction shall be applied in a manner intended to minimize the economic impact of such reduction on Executive, to the greatest extent reasonably practicable); provided, however, that such reduction shall apply only if the total after-tax amount accruing to the Executive, following such reduction, would be greater than the total after-tax amount of the Total Payments. absent such reduction (including as a consequence of any applicable federal excise tax imposed by Section 4999 of the Code).

(b) The parties intend that all amounts payable to Executive hereunder shall either be exempt from, or comply with, the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (together, “Section 409A”), and this Agreement shall be construed and administered accordingly. Without limiting the generality of the foregoing, this Section sets forth certain matters with respect to Section 409A. The amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year; payment or reimbursement of expenses shall be made no later than December 31 of the calendar year following the calendar year in which the expense was incurred; and the right to payment or reimbursement of expenses shall not be subject to liquidation or exchange for any other benefit. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as a right to a series of separate payments. Notwithstanding anything in this Agreement to the contrary, if Executive is determined by the Company to be a “specified employee” within the meaning of Section 1.409A-1(i) of the Treasury regulations as of the time Executive’s employment terminates, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination instead shall be paid on the next business day following the expiration of such six- (6)

month period or, if earlier, upon Executive’s death, except to the extent of amounts (i) that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury regulations (including, without limitation, by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii)); (ii) that are excepted welfare benefits pursuant to Section 1.409A-1(a)(5) of the Treasury regulations; or (iii) that otherwise are not subject to the requirements of Section 409A. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations) to the extent necessary to comply with Section 409A.

16. Enforceability. Should any provision or covenant of this Agreement prove to be invalid or unenforceable, the remaining provisions and covenants hereof shall remain in full force and effect. This Agreement (a) survives Executive’s employment by American Vanguard (except that Sections 1, 2, 3, 4 and 5 shall terminate upon termination of Executive’s employment), (b) inures to the benefit of successors and assigns of American Vanguard, and (c) is binding upon Executive’s heirs and legal representatives.

17. Dispute Resolution. As a condition of employment, Executive is required to execute a Dispute Resolution Agreement, Exhibit A hereto, which is fully incorporated herein.

18. Entire Agreement. This Agreement supersedes all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by American Vanguard and contains all of the covenants and agreements between the parties with respect to such employment; provided, however, this Agreement does not supersede any agreements governing Executive’s equity incentive awards or the Company’s employee benefit plans. Executive will have to execute the usual onboarding documents for the Company. Each party acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of either party, that are not embodied in this Agreement and that no other agreement, statement or promise shall be valid or binding. Should any of the terms or conditions of this Agreement conflict with any of the terms and conditions of any of American Vanguard’s Employee Handbook or Manuals or policies, the terms and conditions of this Agreement as to Executive shall govern and control. This Agreement may not be modified or amended unless in writing and signed by both the Board of Directors and Executive.

19. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

If to Executive:

At Executive’s last known address as shown in American Vanguard’s records.

with a copy (which shall not constitute notice) to:

Samuel E. Charnetski

Charnetski Law, PLC

2661 86th St.

Urbandale, IA 50322

If to American Vanguard:

American Vanguard Corporation

4695 MacArthur Court, Suite 1200

Newport Beach, California 92660

Attn: Chairperson of the Compensation Committee

20. Interpretation. The waiver by American Vanguard of any breach of any provision herein shall not be binding upon American Vanguard unless in writing signed by the Board of Directors, and shall not constitute a continuing waiver or a waiver of any subsequent breach by Executive. No course of conduct or failure or delay in enforcing any provision of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. This Agreement shall be governed by the laws of the State in which the headquarters of American Vanguard is located, currently the State of California. In addition, this Agreement shall be binding upon each party’s heirs, successors, representatives, administrators and assigns. Any provision of this Agreement which creates an obligation of Executive to perform or honor certain covenants or obligations shall survive the dismissal or termination of his employment.

21. Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

22. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

23. Right to Consult with Attorney. American Vanguard advises Executive that he should consult with an Attorney in connection with this Agreement. Executive agrees that he has been given the right to consult with an attorney in connection with this Agreement, whether he takes it or not.

24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. An electronic signature is valid without verification. A copy of the fully-executed Agreement shall have the same effect as an original.

Dated: December 3, 2024		Dated: December 3, 2024

AMERICAN VANGUARD CORPORATION, a Delaware corporation:

By:	/S/ Marisol Angelini	/S/ Douglas A. Kaye, III
	Marisol Angelini, Chair of the Compensation Committee of the Board of Directors.	Douglas A. Kaye, III

Exhibit A to Employment Agreement

DISPUTE RESOLUTION AGREEMENT

American Vanguard Corporation recognizes that differences may arise between the Company and its employees during and following employment, and in some instances these differences can be resolved informally. However, where informal procedures do not produce a satisfactory result, legally cognizable claims and controversies between the Company and Executive may be submitted to mediation, and if not resolved at mediation, then to final and binding arbitration as provided in this Dispute Resolution Agreement (the “DR Agreement”). Execution of this DR Agreement is a condition of and in consideration for employment with the Company.

Any and all disputes between Executive and American Vanguard that arise out of Executive’s employment, including disputes involving the terms of this DR Agreement, shall be resolved first, through mediation before a mediator of the parties’ mutual choosing. Either Party desiring Mediation shall provide Notice per the Agreement to other. In the event that the parties are unable to resolve such dispute through mediation within ninety (90) days after first notice thereof, or greater time should the parties so mutual agree, then either party may institute arbitration in Orange County, California pursuant to this DR Agreement.

In consideration of the Company employing Executive pursuant to the Employment Agreement, and in consideration of the Parties’ mutual and voluntary promise to arbitrate all disputes against each another, the Company and Executive mutually and voluntarily agree to submit to binding arbitration any and all disputes, claims or controversies arising out of or relating to this Agreement or the employment relationship between the Parties, except as to those claims excluded herein. This Agreement includes any claims that the Company may have against Executive, or that Executive may have against the Company, including the Company’s owners, officers, directors, employees, agents, parents, subsidiaries, or affiliated entities.

1.

Claims Covered: This Agreement includes all disputes and claims which either the Company or Executive had, has or will have against one another, which include, but are not limited to, claims for: wrongful termination; breach of any contract or covenant, including but not limited to Executive’s Employment Agreement, express or implied; breach of any duty owed to Executive by Company or to Company by Executive; personal, physical or emotional injuries; fraud, misrepresentation, defamation, and any other tort claims; wages or other compensation due; penalties; interest; benefits; reimbursement of expenses; discrimination or harassment; retaliation; and claims for violation of any federal, state, or other governmental law, common law, constitution, statute, regulation or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Fair Labor Standards Act, the Executive Retirement Income Security Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code, the California Civil Code, and the California Wage Orders.

2.

Exclusions: The following matters are excluded from arbitration: (i) claims for workers’ compensation benefits, state disability insurance, or unemployment compensation benefits; (ii) administrative charges before a governmental agency, such as the California Civil Rights Department, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Department of Labor; (iii) claims based upon an employee pension or other benefit plan, the terms of which contain an arbitration or other non-judicial dispute resolution procedure, in which case the provisions of such plan shall apply; (iv) requests for temporary restraining orders and/or preliminary injunctions where such relief is authorized by law; and (v) claims and/or disputes that cannot be arbitrated pursuant to controlling federal, state, or tribal law. The filing of a court action for an injunction or other provisional remedy shall not constitute a waiver of this DR Agreement’s provisions.

3.

Terms of Arbitration: This DR Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1, et seq. (“FAA”). Once either party determines that good faith negotiation of any dispute is futile, the aggrieved Party must give written notice of any claim subject to this DR Agreement to the other Party no later than the expiration of the applicable statute of limitations for such claim. Arbitration shall be conducted before a single neutral arbitrator, to be mutually selected by the Parties. Within 30 days of the close of the arbitration hearing, the arbitrator shall issue a written decision with a statement of the findings and reasons for the arbitration award or other decision, and such award or other decision shall be final and binding on the Parties. Each party shall have the right to conduct meaningful discovery. The arbitrator may award any remedy or relief available under applicable law, including any remedy or relief that would be available in a court of law. The arbitrator shall have the authority to provide for an award of attorney’s fees and costs if such award is authorized by applicable law.

4.

Fees: For mediation, the Parties shall split the cost of a mediator’s fees equally. The Company shall pay the arbitrator’s fees and all expenses that are unique to arbitration. Executive shall not be required to pay any cost or expense of the arbitration that he or she would not be required to pay if the matter had been heard in court. Each Party will pay his/her/its own attorneys’ fees, witness and transcript fees, and other litigation expenses associated with the arbitration or mediation.

5.

American Arbitration Association Rules: Arbitration shall be conducted pursuant to the Employment Arbitration Rules of the American Arbitration Association (“AAA Rules”) to the extent they are not inconsistent with any provision of this Agreement or the FAA. In the event of any such inconsistency, the provisions of the FAA shall govern. Executive may obtain a copy of the AAA Rules by contacting the Company or the AAA, or by accessing the AAA website at www.adr.org/Rules. If the Parties cannot mutually agree upon an arbitrator, arbitration shall be initiated by filing a Demand for Arbitration with the JAMS Mediation Arbitration and ADR Services.

6.

Severability: If any provision of this DR Agreement is found to be void or unenforceable, in whole or in part, the remainder of this DR Agreement shall not be affected and shall remain valid and in full force and effect to the extent permitted by law.

7.

Third Party Beneficiaries. It is understood and agreed by the Parties that the Company’s clients and its/their officers, directors, employees, agents, parties, subsidiaries, and/or affiliated entities (collectively, “Third Party Beneficiaries”) are intended to be third party beneficiaries of this Agreement. Although the Third Party Beneficiaries may not be Executive’s employer, any covered claims that may be asserted against one or more of the Third Party Beneficiaries arising from or relating to Executive’s work assignment shall be resolved pursuant to this Agreement in the same manner as claims made against Company.

BY SIGNING THIS AGREEMENT, THE PARTIES VOLUNTARILY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY. EXECUTIVE ACKNOWLEDGES HE/SHE HAS CAREFULLY READ THIS AGREEMENT, UNDERSTANDS ITS TERMS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

Executive Signature	Company Representative Signature

Executive Printed Name	Company Representative Printed Name

Date	Date

Exhibit B to Employment Agreement

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is made by and between Douglas A. Kaye, III (“Executive”) and American Vanguard Corporation (herein the “Company”) (Executive and Company will be collectively referred to herein as the “Parties” or individually referred to as a “Party”). In consideration for Executive executing this Agreement, Company has offered Executive a severance payment as set forth below.

The Company and Executive are parties to an Employment Agreement, dated as of [insert date] (the “Employment Agreement” which is attached as Exhibit B), pursuant to which Executive serves as the Chief Executive Officer of Company;

Executive’s employment with Company is ending, effective [insert date] (“Separation Date”);

As of the date this Agreement is signed by Company, Company represents and affirms that there is no contemplation of a “Change of Control” as defined in the Employment Agreement;

This Agreement is a written agreement signed by the parties as required by Section 6(h) and Section 18 of the Employment Agreement with respect to modifying the terms of the Employment Agreement and the release contemplated by the Parties in the Employment Agreement, Section 6;

While Company does not believe that Executive has any valid claims against Company, Company, to comply with the terms of Executive’s Employment Agreement, Company offers the compensation and consideration in this Agreement according to the terms stated;

On or before the last day of employment with Company, Executive will receive all compensation for all earned salary and wages and compensation for all accrued but unused Vacation Pay. All of these items will be paid whether or not Executive signs this Agreement; and

In consideration of the mutual promises and covenants contained herein, and in consideration of other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties, and each of them, covenant and agree as follows:

1. Separation Payment and Other Financial and Fringe Benefits. If Executive executes this Agreement, does not revoke it, and returns it to the Company by the deadline provided, Company agrees to make a separation payment to Executive in the amount of $ (“Separation Payment”), less applicable tax withholdings based upon the most current W-4 form on file with the Company. The Separation Payment will be provided to Executive via Overnight Mail within ten (15) business days after the Effective Date, as defined below. As additional consideration, if Executive elects to receive COBRA coverage for the post-termination period, the Company will pay the COBRA premium for X months, it being understood that the Company is free to amend the terms of is health, dental and vision programs in its discretion. [to include all Retention and Equity Compensation if required by Employment Agreement]

2. Expenses. Upon signing this Agreement, Executive confirms that Executive has either been reimbursed for all business expenses incurred by Executive in connection with Executive’s employment with Company or has of this date submitted a request for reimbursement of all known business expenses. Executive has no expenses that have not either been reimbursed or submitted for reimbursement.

3. Release of Claims. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges Company, its predecessors, parents, successors, subsidiaries, affiliates and its assigns, directors, shareholders, members, officers, board, trustees, past and current employees, attorneys, insurers and agents, whether in their individual or official capacities (hereinafter collectively referred to as the “Released Parties”), from any and all liability, claims and demands, including, but not limited to, claims relating to Executive’s employment with Company or the separation of employment with Company, including, but not limited to, claims, demands or actions relating thereto, arising under the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993 and any amendments thereto, the Executive Retirement Income Security Act of 1974, Civil Rights Act of 1991, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, Sections 503 and 504 of the Rehabilitation Act of 1973, the Age Discrimination in Employment Act of 1967, as amended, the California Government Code, the California Fair Employment and Housing Act, California Pregnancy Disability Law, the California Family Rights Act, the California Labor Code, including but not limited California Labor Code section 132a, the federal Worker Adjustment and Retraining Act, the California Worker Adjustment and Retraining Act [Cal. Labor Code sec. 1400 et. seq.], any amendments to any of these statutes, and any other federal, state, or local statute, ordinance, regulation, or common law as may be applicable in the jurisdiction in which Executive currently resides for claims for harassment, discrimination, retaliation, whistleblower retaliation. This Release extends to all claims that may be released by this Agreement, including but not limited to claims for intentional misrepresentation, fraud, and negligence. This Release does not extend to those rights which as a matter of law cannot be waived, including but not limited to unwaivable rights the employee may have under the California Labor Code. The identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this release in any manner.

4. Acknowledgement by Executive. Executive acknowledges that upon acceptance and tender of last paycheck, that Executive has received all wages due and owing to Executive during Executive’s employment, including any vacation pay.

5. Acknowledgment of Waiver of Claims under ADEA. Executive specifically understands and acknowledges that the Age Discrimination in Employment Act of 1967, as amended (see 29 US.C. sec. 626), provides Executive the right to bring a claim against the Released Parties if Executive believes that Executive has been discriminated against on the basis of age by any of them. Executive understands the rights afforded under this Act and agrees that Executive shall not file any claim or action against any Released Party based on any alleged violation(s) of the Age Discrimination in Employment Act, up through the date this Agreement is executed by Executive. Executive hereby waives any right to assert a claim for relief available under the Age Discrimination in Employment Act, including, but not limited to, back pay, attorneys’ fees, damages, lost benefits, reinstatement or injunctive relief for any act or omission by Company up through the date of Executive’s execution of this Agreement. This waiver does not apply to any claims that may arise after the date this Agreement is signed by Executive.

Executive understands and agrees that Executive may have a period of twenty-one (21) calendar days to consider this Agreement after the date Executive receives it. Executive understands that the Company has advised Executive to seek legal advice before executing this Agreement. Executive understands that this offer is revoked if this Agreement is not signed and returned to Company by the 22nd calendar day after this Agreement is delivered. Executive further acknowledges, understands and agrees that if Executive executes this Agreement prior to the expiration of the twenty-one (21) day period, the decision to do so is Executive’s and Executive’s alone, and that as a result, Executive has voluntarily, knowingly, and willingly waived the twenty-one (21) day period. Executive further acknowledges, understands and agrees that this Agreement shall not become effective or enforceable until seven (7) calendar days after it is executed (the “Effective Date”) and that during that seven (7) calendar day period, Executive may revoke this Agreement. Executive agrees to deliver or cause to be delivered any such revocation in writing to Human Resources by email at [insert] or mailed to [insert address] within seven (7) calendar days of execution of this Agreement. Executive further understands and agrees that any such revocation of this Agreement by Executive shall render this Agreement wholly null and void and therefore Executive would not be entitled to the Separation Payment.

6. California Civil Code Section 1542 Waiver. Executive expressly acknowledges and agrees that the release contained in this Agreement includes a waiver of all rights under Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive acknowledges that Executive has read all of this Agreement including the above Civil Code section, and that Executive fully understands both the Agreement and the Civil Code section. Executive expressly waives any benefits and rights granted pursuant to Civil Code section 1542. Executive agrees with this waiver of unknown claims even if Executive works or resides in a State other than California.

Initial: _______________ (Executive)

7. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, charges, complaints or actions pending in Executive’s name, or on behalf of any other person or entity, against Company or the Releasees. Executive also represents that Executive does not intend to bring any claims on behalf of Executive or any other person or entity against Company or any of the other Releasees. This Agreement does not extend or apply to claims, charges or complaints that may not be waived by this Agreement.

8. Confidentiality of Terms. Except as provided by law for claims and complaints that cannot remain confidential, Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to Executive’s immediate family members, to the Court in any proceedings to enforce the terms of this Agreement, Executive’s legal counsel, and Executive’s accountant and any professional tax advisor to the extent they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that Executive will not publicize, directly or indirectly, any Separation Information.

Company agrees to maintain in complete confidence the Separation Information. Company may disclose Separation Information only as required by law, to the Court in any proceedings to enforce the terms of this Agreement, and must prevent disclosure of any Separation Information to all other third parties. Company agrees that it will not publicize, directly or indirectly, any Separation Information.

9. No Cooperation. Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so. Executive agrees both to immediately notify [insert name and email and physical mailing address], upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance. Nothing in this Agreement prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. In addition, nothing in this Agreement prevents Executive from participating in Section 7 activity under the National Labor Relations Act.

10. Return of Company Documents and Other Property. In signing this Agreement, Executive represents and warrants that Executive has returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to the business of the Company (whether present or otherwise), and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control. Further, Executive represents and warrants that Executive has not retained any copy or derivation of any documents, materials or information (whether in hardcopy, on electronic media or otherwise) of the Company. Recognizing that employment with the Company has ended on the Separation Date, Executive acknowledges that Executive has not, following the Separation Date, for any purpose, attempted to access or use any computer or computer network or system of the Company, including without limitation the electronic mail system, and agree that Executive will not do so. Further, Executive acknowledges that Executive has disclosed to the Company all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, all information which Executive has password-protected on any computer equipment, network or system of the Company.

11. Cooperation. The parties hereto acknowledge and agree that certain matters in which Executive has been involved during Executive’s employment with the Company may in the future necessitate Executive’s cooperation. Accordingly, following the Separation Date, to the extent reasonably requested by Company, Executive shall cooperate with the Company regarding matters in relation to any claims, disputes, negotiations, investigations, lawsuits or administrative proceedings involving the Company, without the necessity of subpoena or similar action. Such cooperation may include the following activities: provide information, documents, declarations or statements to the Company; meet with and provide information to attorneys or other representatives of the Company; prepare for and provide depositions or testimony; and/or otherwise cooperate in any such claims, disputes, negotiations, investigations, lawsuits, administrative or other proceedings involving Executive and/or the Company. The Company shall reimburse Executive for reasonable expenses incurred in connection with the cooperation contemplated under this Paragraph but Executive will not be reimbursed or compensated for Executive’s time involved.

12. Responses to Inquiries From Prospective Employers. In response to any inquiries from prospective employers, the Company will provide only the following information: dates of employment and final job title. If any other information is sought, the Company will respond that no further information is provided per general company policy. All inquiries shall be directed to [insert name or title, etc.]

13. No Unreported Claims. Executive warrants and represents that he is not aware of any claims or proceedings, or threat of claims against the Company or acts or omissions that might lead to a claim against the Company and/or any of the Company’s parents, subsidiaries and/or any affiliated entity that Executive has not already reported to the Company.

14. Reporting to Governmental Agencies. Nothing in this Agreement prevents Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive understands this Agreement does not limit his ability, or that of the Company, to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Executive understands, however, that this Agreement releases all claims that may be released, and that Executive will not be entitled to any monetary payment as a result of any charge, complaint or claim made to Government Agencies based on any claims released by this Agreement.

15. Compliance with 409A. This Agreement is intended to comply with Section 409A of the United States Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, any payments under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment. The Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

16. Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Any dispute between the Parties shall be venued in accordance with the Dispute Resolution Agreement previously signed by the Parties attached hereto as Exhibit B and fully incorporated by reference. If Executive did not work in California during employment with the Company, the venue and governing law shall be the last location in which Executive worked with the Company during Executive’s tenure of employment with Company.

17. Knowledge, Capacity and Authority. Executive represents and warrants that Executive has been encouraged to consult with an attorney of Executive’s own choosing about this Agreement and has had the opportunity, whether Executive takes it or not, to have counsel explain the contents of this Agreement. Executive represents that Executive understands the contents of this Agreement and that Executive has executed it knowingly and voluntarily.

18. No Precedent or Admission. It is expressly understood and agreed that the terms hereof are contractual and not merely recitals and that the agreements and releases herein contained and the consideration transferred are to compromise doubtful and disputed claims, avoid litigation, and buy peace, and that no payments made nor releases or other consideration given shall be construed as an admission of liability by the Company, all liability being expressly denied. The Company expressly denies any violation of any federal, state or local law. Accordingly, while this Agreement resolves all issues referred to in this Agreement, it is not, and shall not be construed as, an admission by the Company of any violation of any federal, state or local law, or of any liability whatsoever or any admission by the Company that Executive has any valid claim(s) against the Company.

19. Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, fully enforceable counterpart for all purposes hereof, but all of which shall constitute one and the same instrument. A copy or facsimile of this Agreement has the same force and effect as the original. An electronic signature has the same force and effect as an original signature and does not need to be separately verified.

20. Interpretation of the Agreement. Whenever the context requires, any gender includes all others, and the singular number includes the plural, and vice-versa. Any captions in this Agreement are inserted for convenience of reference and do not define, describe, or limit the scope or intent of this Agreement or any of its terms. No inference, assumption, or presumption shall be drawn from the fact that a Party or his/her/their or its attorney prepared and/or drafted this Agreement.

21. Entire Agreement and Continuing Obligations. This Agreement contains the entire agreement relating to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, oral or written, relating to such subject matter of this Agreement or your employment with Company. There are no warranties, representations, agreements, arrangements, or understandings, oral or written, relating to the subject matter hereof that are not fully expressed or provided for herein, and the Parties shall not be bound by or liable for any alleged warranty, representation, agreement, arrangement, or understanding not so set forth, with the exception of the Dispute Resolution Agreement (Exhibit B) which still applies to all disputes between the Parties including concerning this Agreement and the Confidentiality and Inventions Agreement, which requires you to maintain in confidence the inventions, processes, methods, trade secrets or secret procedures owned or used by the Company. A copy of the Confidentialy and Inventions Agreement is attached hereto as Exhibit C and fully incorporated by reference.

[continued on next page]

22. Severability. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, or enforceability of the remaining parts, terms, or provisions, shall not be affected, and the illegal, unenforceable, or invalid part, term, or provision shall be deemed not part of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF

ALL CLAIMS KNOWN AND UNKNOWN. EXECUTIVE IS FURTHER ADVISED TO

SEEK LEGAL COUNSEL BEFORE SIGNING THIS AGREEMENT

Dated: _____________________

Signature
Douglas A. Kaye, III

AMERICAN VANGUARD CORPORATION

Dated: _______________________

By:

[name and title]

25